Amendment to Crude Salt Field Acquisition Agreement

Transferor: Shouguang city Yangkou town Zhengjia Zhuangzi village stock economic cooperative (hereinafter referred to as Party A)

Registered address: Shouguang City Zhengjia Zhuangzi village yard

Legal representative: Zhang Yugang

Unified Social Credit code: Not applicable

Transferee: Shouguang Hengde Salt Industry Co. Ltd (hereinafter referred to as Party B)

Registered address: Southwest of intersection of Shenghai Road and Yandu Road, Yangkou Town, Shouguang City, Weifang City, Shandong Province

Legal representative: Li Min

Unified social credit code: 91370783MA7MLKPG9P

Party A and Party B hereby, through friendly negotiation, agree to amend and modify the original contract dated June 27, 2024 (the “Original Contract”), entered into by and between the parties as follows:

1. The original term included in the Original ContractModify the Content (the “Original Term”):

Article 2 Transfer price and method of delivery

2. Terms of payment: 80% of the total amount shall be paid on the date of signing the contract by both parties, that is, RMB 16,632,000. The remaining amount of RMB 4,158,000 shall be paid in shares of common stock of Party B’s parent company, Gulf Resources, Inc. Pay to Party A or Party A's designated personnel within three months after Party B has inspected and accepted the crude salt field in writing.

2. The Original Term is hereby deleted in its entirety and replaced by the following term:

Article 2 Transfer price and method of delivery

2.Terms of payment: Eighty percent (80%) of the total amount, equaling RMB 16,632,000 had been paid on the date of signing the contract by both parties. The remaining RMB 4,158,000 shall be paid in a combination of common stock of Party B’s parent company, Gulf Resources, Inc. (the “Shares”), and cash as follows: (1) RMB1,663,200 shall be paid in the Shares, calculated on a per share price ofUS$1.5, using the exchange rate RMB/US$:7.27. These shares shall be issued by Gulf Resources, Inc. to Party A or Party A's designated parties within three months after Party B has inspected and accepted the crude salt field in writing; (2) the balance shall be paid in cash by Party B to Party A before December 31, 2028.

Notwithstanding anything to the contrary herein, the parties to the Agreement acknowledge and agree that, in compliance with the NASDAQ Listing Rule 5635, the issuance of Shares pursuant to this Agreement may not exceed 19.9% of the total outstanding shares of common stock of Gulf Resources, Inc. prior to the issuance of the Shares (the “19.9% Threshold”), unless such issuance is approved by the shareholders of Gulf Resources, Inc. in accordance with the NASDAQ rules and regulations. Party B shall cause Gulf Resources Inc. to take all necessary steps to obtain such shareholder approval if the issuance of Shares under this Agreement exceeds the 19.9% Threshold.

If Party B determines that the issuance of the Shares would exceed the 19.9% Threshold and Shareholder Approval is not obtained, the parties shall limit the number of Shares being issued to ensure that the number of Shares being issued does not exceed the 19.9% Threshold. In the event that Shareholder Approval is not obtained, the parties shall adjust the transaction structure to comply with the NASDAQ Listing Rules, including reducing the number of Shares to be issued or otherwise modifying the terms of the acquisition as necessary.

3. Except as specifically set forth herein, all other terms and conditions of the Original Contract remain in full force and effect.

4. This Agreement shall come into force upon being signed and sealed by both parties.

Party A (Seal) :	Party B (seal) :

Signature: /s/ Zhang Yugang	Signature: /s/ Min Li

Date: December 17, 2024	Date: December 17, 2024